SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   September 19, 2001

        MAVERICK TUBE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-10651 (Commission File Number)	43-1455766 (IRS Employer Identification No.)

106401 Swingley Ridge Road, Suite 700, Chesterfield, Missouri (Address of Principal Executive Offices)	63017 (Zip Code)

(636) 733-1600 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report.)

ITEM 5.    OTHER EVENTS

         On September 19, 2001, Maverick Tube Corporation issued a press release disclosing certain information relating to its third quarter operating results. A copy of this press release is attached to this Form 8-K as Exhibit 99.1.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

           (c)     Exhibits

Exhibit No.	Description

99.1	Text of Press Release dated September 19, 2001 issued by Maverick Tube Corporation.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 19, 2001

MAVERICK TUBE CORPORATION

By: /s/ Pamela G. Boone Pamela G. Boone Controller and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Text of Press Release dated September 19, 2001 issued by Maverick Tube Corporation.

Exhibit 99.1

FOR IMMEDIATE RELEASE For further information contact:	September 19, 2001 Pam Boone Vice President Finance, CFO 636-733-1600

MAVERICK TUBE CORPORATION
Provides Guidance on Third Quarter 2001 Operating Results

        St. Louis, September 19, 2001 – Maverick Tube Corporation (NYSE:MVK) reported today that it has received a number of inquiries from analysts and investors in light of both last week’s terrorist attacks and published reports of declining oil country tubular goods (OCTG) purchasing activity. In response to these inquiries, Maverick confirms that distributor purchases slowed significantly in the week after the terrorist attacks, but have been picking back up near the levels experienced prior to the attacks.

        Anticipated revenues from Maverick’s U.S. energy related products sales during the third quarter should be in a range of $68 to $70 million, as compared to the $76 million level achieved in the second quarter, and up from the $62 million level experienced during the third quarter of last year. Earnings, prior to the one-time charges (approximately $0.03 per diluted share) in connection with the previously disclosed unsuccessful acquisition efforts, should be in a range of $0.33 to $0.38 per diluted share, depending on shipping levels achieved during the last two weeks of the quarter.

        Gregg Eisenberg, Maverick’s Chairman, President and Chief Executive Officer commented, “Our segment of the OCTG market in both the U.S. and Canada was near expectations prior to the terrorist attack. In fact, U.S. shipments were in line with second quarter levels, until dipping sharply last week. However, our U.S. shipments have since picked up and our customers’ inventory positions appear to be very much in line with current consumption levels.”

        Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry in drilling, production and surface transportation applications as well as industrial tubing products (HSS, standard pipe and piling products) used in various industrial applications. This news release contains forward-looking information with respect to Maverick’s operations and beliefs. Actual results may differ from these forward looking statements due to numerous factors, including those discussed in Exhibit 99.1 to Maverick’s Form 10-K for its year ended December 31, 2000.